SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                      Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


                         Date of Report: March 18, 2003


                                   LIFEN, INC.
            (Exact name of registrant as specified by its charter)


        Delaware                       0-31152                   76-0585701
(State or other jurisdiction   (Commission File Number)        (IRS Employer
    of incorporation)                                     Identification Number)


          455 Market Street, Suite 1220, San Francisco, California 94105
                      (Address of principal executive offices)


                   Registrant's Telephone Number: (415) 543-1535


          Former Name or Former Address If Changed Since Last Report: N/A

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Item 2. Acquisition or Disposition of Assets.

Lifen Inc. (the "Company" or "Registrant") has entered into a binding
Letter of Intent (the "Letter") for the acquisition of 100% of the issued and outstanding capital stock (including outstanding options, warrants and other rights to acquire capital stock, whether vested or not) of New Age Staffing, Inc. ("New Age"), a privately held medical staffing company located in Nashville TN. The Letter calls for the acquisition to be accomplished by the merger of New Age with a wholly owned subsidiary of Registrant, subject to any changes agreed to by the parties based upon tax, accounting or other considerations, it being the intention of the parties that the transaction qualify as a tax free reorganization under the Internal Revenue Code.

The base purchase price will be an amount equal to 7.75 times New Age's earnings before taxes, depreciation and amortization ("EBITDA") for the fiscal year ended December 31, 2002) the "Base Year"), as reported by a CPA firm acceptable to the Registrant in their audited financial statements containing an unqualified opinion. The payment terms in accordance with the Letter are to be 35% in cash in immediately available funds and 65% in the form of shares of Registrant's Common Stock ("Shares"), subject to two post-closing adjustments to account for any incremental cumulative increase in New Age's EBITDA for fiscal years 2003 and 2004.

The first adjustment provides that the incremental increase for fiscal 2003 over the Base Year, if any, will be multiplied by 7.75 to determine the first post-closing adjustment to the purchase price. The second adjustment provides that the incremental increase for fiscal 2004 over the Base Year plus or minus New Age's EBITDA for fiscal 2003, if any, shall be multiplied by 5.0 to determine the second post-closing adjustment to the purchase price. Each adjustment, if any, will be payable in the same ratio as the base purchase price (i.e. 35% in cash and 65% in Shares) within five business days of Registrant filing its form 10-KSB for such fiscal year. However, in no event shall the total purchase price, including post-closing adjustments, exceed $15 Million in Shares and cash.

With respect to the Shares to be issued as part of the purchase price, the Letter provides that Shares to be issued at the closing as part of the base purchase price shall be valued at the same price as Shares proposed to be sold by Registrant in a private placement to raise a minimum of $2 Million in gross proceeds as a condition precedent to the closing of the acquisition of New Age. With respect to Shares to be issued in connection with the post-closing adjustments, they are to be valued at a price equal to the average closing price of Registrant's Shares in the public markets over a 15 day period ending two days prior to delivery of such Shares. During any such valuation period Registrant shall initiate a "black-out" period with respect to trading of Registrant's Shares by affiliates of Registrant.

Registrant has also agreed that, at least until December 31, 2004, the end of the last adjustment period, it shall maintain New Age as a separate wholly owned subsidiary with the exclusive right to service its accounts existing as of the closing date. Further, Mr. Nick Liuzza, Jr., Chief Executive Officer and principal shareholder of New Age, will be employed by New Age for a minimum term of 3 years following the closing date. The Letter also provides for an agreed to charge against New Age's earnings during the adjustment period on account of his salary during the adjustment periods. Additionally, the Letter requires that at the closing the stockholders of New Age, Registrant and shareholders of Registrant owning in excess of 51% of Registrant's Shares will enter into an agreement providing that the signatories thereof shall vote for the

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election of Mr. Liuzza to the Board of Directors of Registrant at least through December 31, 2004, subject to removal only for cause.

The Letter provides for various other matters relating to due diligence prior to closing and includes provisions for limited preemptive rights on behalf of the shareholders of New Age, piggy-back registration rights, and limited demand registration rights, with respect to the Shares to be issued as part of the purchase price for New Age.

The transaction is subject to the parties entering into a formal agreement for the planned transaction which agreement, in additions to the matters specifically set forth in the Letter, shall contain such terms, conditions and covenants as are typical for transaction of this type.


Item 7.  Financial Statements and Exhibits.

(c) Exhibits:

1.0 Binding Letter of Intent dated March 18, 2003 between Registrant and New Age Staffing, Inc.;

1.1 Press Release dated March 18, 2003 issued by Registrant in connection with execution of the binding Letter of Intent with New Age Staffing, Inc.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: March 18, 2003			LIFEN, INC.


                                   BY:  /s/ James D. Durham
                                       -------------------------------
                                            James D. Durham
                                            Chairman and Chief Executive Officer